Exhibit 10.7.1

Originally dated 1 October 2008

as amended by the side letters dated 19 January 2009, 9 February 2009 and 26 March 2009, an addendum no. 1 thereto dated 11 May 2009 and the side letters dated 16 July 2010, 25 May 2011 and 26 July 2012, as amended and restated on 16 October 2013, as assigned pursuant to the Assignment and Assumption Agreement dated [•] 2014 and as further amended and restated by the Amending and Restating Agreement dated [•] 2014

BRITTO SHIPPING COMPANY LIMITED

as Borrower

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Swap Banks

and

CREDIT SUISSE AG

as Agent

and as Security Trustee

LOAN AGREEMENT

relating to
a term loan facility of up to US$11,300,000

Index

Clause		Page

1	Interpretation	1
2	Facility	18
3	Position of the Lenders and Swap Banks	18
4	Drawdown	19
5	Interest	19
6	Interest Periods	21
7	Default Interest	22
8	Repayment and Prepayment	23
9	[Conditions Precedent]	25
10	Representations and Warranties	25
11	General Undertakings	28
12	Corporate Undertakings	32
13	Insurance	34
14	Ship Covenants	39
15	Security Cover	43
16	Payments and Calculations	44
17	Application of Receipts	46
18	Application of Earnings; swap payments	47
19	Events of Default	48
20	Fees and Expenses	53
21	Indemnities	54
22	No Set-Off or Tax Deduction	56
23	Illegality, etc.	59
24	Increased Costs	60
25	Set-Off	61
26	Transfers and Changes in Lending Offices	62
27	Variations and Waivers	66
28	Notices	67
29	Supplemental	69
30	Confidentiality	70
31	Law and Jurisdiction	73
Schedule 1 Lenders and Commitments		75
Schedule 2 Swap Banks		76
Schedule 3 Transfer Certificate		77
Execution Pages		81

LOAN AGREEMENT originally dated 1 October 2008, as amended by the side letters dated 19 January 2009, 9 February 2009 and 26 March 2009, an addendum no. 1 thereto dated 11 May 2009 and the side letters dated 16 July 2010, 25 May 2011 and 26 July 2012, as amended and restated on 16 October 2013, as assigned pursuant to the Assignment and Assumption Agreement dated [•] 2014 and as further amended and restated by the Amending and Restating Agreement dated [•] 2014

BETWEEN

(1)                                 BRITTO SHIPPING COMPANY LIMITED, a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Republic of Liberia, as Borrower;

(2)                                 THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)                                THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as Swap Banks;

(4)                                 CREDIT SUISSE AG, having its registered office at Paradeplatz 8, 8001 Zurich, Switzerland and acting through its office at St. Alban-Graben 1-3, 4002 Basel, Switzerland as Agent; and

(5)                                 CREDIT SUISSE AG, having its registered office at Paradeplatz 8, 8001 Zurich, Switzerland and acting through its office at St. Alban-Graben 1-3, 4002 Basel, Switzerland, as Security Trustee.

BACKGROUND

(A)                               The Lenders have made available to the Borrower a term loan facility of up to $11,300,000 in two Advances in the amounts referred to below for the purpose of part-financing the acquisition cost of the Ship:

(a)                                 Advance A in an amount equal to the lesser of (i) an amount not exceeding 35 per cent. of the Initial Market Value of the Ship and (ii) $10,000,000; and

(b)                                 Advance B in an amount equal to the lesser of (i) an amount not exceeding 5 per cent. of the Initial Market Value of the Ship, (ii) an amount, which when aggregated with the amount drawn down under Advance A, does not exceed 40 per cent. of the Initial Market Value of the Ship and (iii) $1,300,000.

(B)                               The Swap Banks may, in their absolute discretion, agree to enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations.

(C)                               The Lenders and the Swap Banks have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

INTERPRETATION

Definitions

Subject to Clause 1.5, in this Agreement:

“Account Pledge”  means a deed creating security in respect of the Earnings Account in the Agreed Form;

“Advance”  means the principal amount of each borrowing by the Borrower under this Agreement;

“Advance A” means an amount equal to the lesser of (i) an amount not exceeding 35 per cent. of the Initial Market Value of the Ship and (ii) $10,000,000, made available to the Borrower pursuant to the terms of this Agreement;

“Advance B” means an amount equal to the lesser of (i) an amount not exceeding 5 per cent. of the Initial Market Value of the Ship and (ii) $1,300,000, made available to the Borrower pursuant to the terms of this Agreement;

“Affected Lender”  has the meaning given in Clause 5.7;

“Agency and Trust Agreement”  means the agency and trust provisions included in the Original Loan Agreement, as assigned in favour of the Creditor Parties pursuant to the terms of the Assignment and Assumption Agreement, as amended and restated in the form attached to the Amending and Restating Agreement as schedule [•] and as from time to time further amended or supplemented;

“Agent”  means Credit Suisse AG, acting in such capacity through its office at St. Alban-Graben 1-3, 4002 Basel, Switzerland, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Agreed Form”  means, in relation to any document, that document in the form approved in writing by the Agent (acting reasonably on the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

“Amending and Restating Loan Agreement” means the amending and restating agreement dated on the same date hereof, made between (inter alios) (i) the Borrower, (ii) the Lenders, (iii) the Swap Banks, (iv) the Agent and (iv) the Security Trustee;

“Approved Broker” means, as at the date of this Agreement, any of Arrow Valuations Ltd United Kingdom, Braemar Seascope Ltd., Galbraiths Ltd., Lorentzen & Stemoco A.S., Clarkson Plc, Fearnleys AS, Simpson, Spence & Young and RS Platou or such other first-class independent sale and purchase shipbroker as may be acceptable to the Agent from time to time and, in the plural, means any or all of them;

“Approved Flag” means the flag of the Marshall Islands, Liberia, Panama or Malta or such other flag as the Agent (acting on the instructions of the Majority Lenders) may approve as the flag under which the Ship may be registered from time to time;

“Approved Flag State” means the Republic of Panama any other country under which the Agent (acting on the instructions of the Majority Lenders) may approve that the Ship may be registered from time to time;

“Approved Manager”  means the Existing Charterer, Empire Navigation Inc., a corporation incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and its representative office at 88 Voulagmenis Avenue, Elliniko 167 77, Greece or any other company which the Agent may, with the authorisation of the Majority Lenders, reasonably approve from time to time as the technical and/or commercial manager of the Ship (such approval not to be unreasonably withheld or delayed);

“Approved Manager’s Undertaking” means the letter of undertaking dated [•] executed by the Approved Manager, as assigned in favour of the Agent and the Security Trustee pursuant to the terms of the Assignment and Assumption Agreement, as amended and restated in the form attached to the Amending and Restating Agreement as schedule [•] and as from time to time further amended or supplemented, or any other letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to the Approved Manager serving as the manager of the Ship and subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Security Trustee under the Finance Documents;

“Assignment and Assumption Agreement” means the assignment and assumption agreement dated [•] 2014 and made between HSH as assignor and Credit Suisse AG as assignee;

“Bareboat Charter Assignment” means the tripartite agreement dated [•] as assigned in favour of the Security Trustee pursuant to the terms of the Assignment and Assumption Agreement, made between the Borrower, the Existing Charterer and the Security Trustee as from time to time further amended or supplemented;

“Borrower” means Britto Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Business Day”  means a day on which banks are open in London, Zurich, Basel and Athens, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charter Assignment” means the specific assignment of any charterparty executed or to be executed hereunder by the Borrower in favour of the Security Trustee in the Agreed Form;

“Code” means the US Internal Revenue Code of 1986;

“Collateral Loan Agreements” means, together:

(a)                                 the loan agreement dated [•] made between (i) the companies listed in schedule 1 thereof as joint and several borrowers, (ii) the banks and financial institutions listed in schedule 2 thereof as lenders, (iii) the banks and financial institutions listed in schedule 3 as swap banks, (iv) Credit Suisse as agent and security trustee in respect of a loan facility of up to $166,100,000, as from time to time further amended or supplemented;

(b)                                 the loan agreement originally dated 18 August 2008 as amended and supplemented by (i) a first supplemental agreement dated 23 February 2009, (ii) a second supplemental agreement dated 3 April 2009, (iii) a side letter dated 2 July 2009, (iv) a third supplemental agreement dated 25 November 2009, (v) a fourth supplemental agreement dated 14 October 2011, (vi) a fifth supplemental agreement dated 28 February 2013 and (vii) a sixth supplemental agreement dated 16 October 2013 originally made between Lichtenstein Shipping as borrower and Alpha Bank A.E. as original lender, as assigned in favour of DVB Bank America N.V. pursuant to a loan assignment dated 31 March 2014 and as amended and restated pursuant to an amending and restating agreement dated 31 March 2014 and made between DVB Bank SE as lender, Lichtenstein Shipping as borrower and AMCI Products Limited as guarantor,[as the same has been or will be assigned in favour of Credit Suisse AG pursuant to a loan assignment made or to be made between (i)  DVB Bank SE as assignor and Credit Suisse AG as assignee and has been or will be amended and restated pursuant to an amending and restating agreement made or to be made between (inter alios) (i) Lichtenstein Shipping as borrower and (ii) Credit Suisse AG as lender], as from time to time further amended or supplemented; and

(c)                                  the loan agreement dated 6 October 2008 as amended and supplemented by three side letters dated 15 January 2009, 13 March 2009 and 31 July 2009, as amended and restated pursuant to an amending and restating agreement dated 16 October 2013, made between (i) Hongbo Shipping as borrower, (ii) the banks and financial institutions named therein as lenders and (iii) DVB Bank America N.V. as agent and security trustee [as the same has been or will be amended and restated pursuant to an amending and restating agreement made or to be made between (inter alios) (i)

the banks and financial institutions listed in schedule 1 thereof as lenders, (iii) the banks and financial institutions listed in schedule 2 thereof as swap banks, (iv) Credit Suisse AG as agent and (v) Credit Suisse AG as security trustee], and as from time to time further amended or supplemented, and in the singular means any one of them;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments”  means the aggregate of the Commitments of all the Lenders);

“Confidential Information” means all information received by the Agent under Clauses (d) and 11.18 of this Agreement and clause 11.3(c) of the Corporate Guarantee of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party;

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrower and the Agent;

“Confirmation” and “Early Termination Date”, in relation to any continuing Transaction, have the meanings given in the relevant Master Agreement;

“Contractual Currency”  has the meaning given in Clause 21.4;

“Contribution”  means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Corporate Guarantee”  means a guarantee to be granted by the Corporate Guarantor in the Agreed Form;

“Corporate Guarantor” means Product Shipping Limited (formerly known as Products Shipping Limited) , a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (and includes its respective successors);

“Creditor Party”  means the Agent, the Security Trustee, any Lender and/or any Swap Bank, whether as at the date of this Agreement or at any later time;

“Dollars” and “$”  means the lawful currency for the time being of the United States of America;

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):

(a)                                 except to the extent that they fall within paragraph (b);

(i)                                     all freight, hire and passage moneys;

(ii)                                  compensation payable to the Borrower or the Security Trustee in the event of requisition of the Ship for hire;

(iii)                               remuneration for salvage and towage services;

(iv)                              demurrage and detention moneys;

(v)                                 contributions of any nature whatsoever in respect of general average;

(vi)                              damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

(vii)                           all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)                                 if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Account”  means an account in the name of the Borrower with the Agent in Basel designated “[name of Owner] - Earnings Account”, or any other account (with that or another office of the Agent) which is designated by the Agent as the Earnings Account in relation to the Ship for the purposes of this Agreement;

“Effective Date” has the meaning given to it in the Amending and Restating Agreement;

“Environmental Claim”  means:

(a)                                 any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)                                 any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident”  means:

(a)                                 any release of Environmentally Sensitive Material from the Ship; or

(b)                                 any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)                                  any other incident in which Environmentally Sensitive Material is released otherwise than from the Ship and in connection with which the Ship is actually liable to be arrested and/or where the Borrower and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law”  means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material”  means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default”  means any of the events or circumstances described in Clause 19.1;

Existing Charter” means the bareboat charterparty in respect of the Ship, dated 8 April 2008 and made between the Existing Charterer and the Borrower as nominee of Top Ships Inc. pursuant to the addendum no. 1 thereto dated 8 September 2008, as further amended by an addendum no. 2 thereto dated 21 November 2008 for an initial term of 10 years at a daily rate of $14,550;

“Existing Charterer” means Daelim Corporation of 10F KCC I Bldg, 45 4ga Namdaemunre, Jung gu Seoul, Korea;

“FATCA” means:

(a)                                 sections 1471 to 1474 of the Code or any associated regulations;

(b)                                 any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)                                  any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Creditor Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Finance Documents”  means:

(a)                                 this Agreement;

(b)                                 the Agency and Trust Agreement;

(c)                                  the Amending and Restating Agreement;

(d)                                 the Successor Agent Agreement;

(e)                                  the Master Agreements;

(f)                                   the Master Agreement Assignments;

(g)                                  the Corporate Guarantee;

(h)                                 the Guarantees;

(i)                                     the General Assignment;

(j)                                    the Mortgage;

(k)                                 the Account Pledge;

(l)                                     the Bareboat Charter Assignment;

(m)                             any Charter Assignment;

(n)                                 the Share Security Deed;

(o)                                 the Approved Manager’s Undertaking; and

(p)                                 any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness”  means, in relation to a person (the “debtor”), a liability of the debtor:

(a)                                 for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)                                 under any loan stock, bond, note or other security issued by the debtor;

(c)                                  under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)                                 under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)                                  under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)                                   under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Final Maturity Date” means the date falling on the earlier of (i) the fifth anniversary of the Effective Date and (ii) 30 November 2019;

“FR8 Venture” means FR8 Venture Shipping Corporation, a corporation incorporated in the Marshall Islands and whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (“FR8 Venture”);

“GAAP”  means generally accepted accounting principles in the United States of America;

“General Assignment”  means a first priority general assignment of the Earnings, the Insurances and any Requisition Compensation dated [22 May 2009] as assigned in favour of the Security Trustee pursuant to the terms of the Assignment and Assumption Agreement and as amended and restated in the form attached to the Amending and Restating Agreement as schedule [•], made between the Borrower and the Security Trustee, as from time to time further amended or supplemented;

“Guarantee” means a guarantee to be granted by each Guarantor in the Agreed Form and, in the plural, means any or all of them;

“Guarantor” means each of FR8 Venture, Hongbo Shipping, Lichtenstein Shipping, LR Mimosa, MR Aquarius, MR Arcturus, MR Aries, MR Canopus, MR Kentaurus, MR Leo, MR Sirius, Pasha Finance and Warhol Shipping and, in the plural, means any or all of them;

“Hongbo Shipping” means Hongbo Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“HSH” means HSH Nordbank AG, a bank organized under the laws of the Federal Republic of Germany, acting through its office at Gerhart-Hauptmann-Platz 50, D-20095 Hamburg, Germany;

“Initial Market Value” means the Market Value of the Ship determined no later than 10 days prior to the Effective Date in accordance with the valuations to be provided to the Agent pursuant to paragraph [(d)(xv)] of clause 4.2 of the Amending and Restating Agreement;

“Insurances”  means:

(a)                                 all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of that, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)                                 all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Period”  means a period determined in accordance with Clause 6;

“IPO” means an initial public offering of the share capital of the Corporate Guarantor on NASDAQ or NYSE (or any other stock exchange in the United States of America which is approved by the Agent);

“ISM Code”  means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code”  means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC”  means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Legal Reservations” means:

(a)                                 the limitations on enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; and

(b)                                 any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered as a condition precedent under this Agreement;

“Lender”  means, subject to Clause 0:

(c)                                  a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under

Clause 0) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(d)                                 the holder for the time being of a Transfer Certificate fully executed in accordance with Clause 26;

“LIBOR”  means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)                                 the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market;

as of 11 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period, provided that if such rate is below zero, LIBOR shall be deemed to be zero;

“Lichtenstein Shipping” means Lichtenstein Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia;

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;

“LMA” means the Loan Market Association;

“Loan”  means the principal amount for the time being outstanding under this Agreement;

“LR Mimosa” means LR Mimosa Limited, a corporation incorporated in the Marshall Islands and whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Major Casualty”  means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $750,000 or the equivalent in any other currency;

“Majority Lenders”  means:

(a)                                 before an Advance has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)                                 after an Advance has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;

“Mandatory Cost” means in relation to any period a percentage calculated for such period at an annual rate equal to the cost to the affected Lender of complying with any regulation (as defined in Clause 1.2);

“Margin”  means, during any Margin Period, when the Security Cover Percentage on relevant Margin Review Date is:

(a)                                 equal to or more than 250 per cent., 2.75 per cent. per annum;

(b)                                 more than 167 per cent. and less than 250 per cent., 2.90 per cent. per annum; and

(c)                                  equal to or less 167 per cent., 3.25 per cent. per annum;

“Margin Period” means each six-month period commencing on a Margin Review Date;

“Margin Review Date”  means each date on which the Margin is determined in accordance with Clause 5.16 with the first such date to fall on the Effective Date and each subsequent date to fall at 6-monthly intervals thereafter;

“Market Value” means the market value thereof determined in accordance with Clause 15.3;

“Master Agreement” means a master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) and collateral schedule thereto in the Agreed Form made between the Borrower and a Swap Bank and includes all Transactions from time to time entered into and Confirmations from time to time exchanged under that master agreement and, in the plural, means all or any of them;

“Master Agreement Assignment”  means, in relation to each Master Agreement, the assignment of that Master Agreement in favour of the Security Trustee executed or to be executed by the Borrower, in the Agreed Form;

“Mortgage”  means the first preferred Panamanian Mortgage in respect of the Ship dated 22 May 2009, as amended by a first mortgage addendum dated 16 October 2013 and granted by the Borrower in favour of the Original Security Trustee, the benefit of which has been assigned to the Security Trustee in accordance with the terms of the Mortgage Assignment, as amended and supplemented pursuant to the terms of the Mortgage Addendum and as from time to time further amended or supplemented;

“Mortgage Addendum” has the meaning given to it in the Amending and Restating Agreement;

“Mortgage Assignment” has the meaning given to it in the Amending and Restating Agreement;

“MR Aquarius” means MR Aquarius Limited, a corporation incorporated in the Marshall Islands and whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“MR Arcturus”  means MR Arcturus Limited (formerly known as FR8 ENDEAVOUR SHIPPING CORPORATION), a corporation incorporated in the Marshall Islands and whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“MR Aries” means MR Aries Limited, a corporation incorporated in the Marshall Islands and whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“MR Canopus” means MR Canopus Limited, a corporation incorporated in the Marshall Islands and whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“MR Kentaurus” means MR Kentaurus Limited (formerly known as Stena FR8 2 Shipping Corporation), a corporation incorporated in the Marshall Islands and whose registered OFFICE is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“MR Leo” means Mr Leo Limited, a corporation incorporated in the Marshall Islands and whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“MR Sirius” means MR Sirius Limited (formerly known as Stena FR8 1 Shipping Corporation), a corporation incorporated in the Marshall Islands and whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Negotiation Period”  has the meaning given in Clause 0;

“Notifying Lender”  has the meaning given in Clause 0 or Clause 0 as the context requires;

“Obligor” means the Borrower or a Security Party;

“Original Creditor Parties” means the Creditor Parties as such term is defined in the Original Loan Agreement;

“Original Loan Agreement” means the loan agreement originally dated 1 October 2008, as amended by the side letters dated 19 January 2009, 9 February 2009 and 26 March 2009, an addendum no. 1 thereto dated 11 May 2009 and the side letters dated 16 July 2010, 25 May 2011 and 26 July 2012, as amended and restated on 16 October 2013, made between (i) Warhol Shipping, Indiana R Shipping Company Limited and Britto Shipping as joint and several borrowers, (ii) the banks and financial institutions listed in schedule 1 thereof as lenders and (iii) HSH Nordbank AG as mandated lead arranger, underwriter, administrative agent and security trustee;

“Original Lenders” means the banks and financial institutions listed in schedule 1 of the Original Loan Agreement as lenders;

“Original Security Trustee” means the Security Trustee as such term is defined in the Original Loan Agreement;

“Party”  means a party to this Agreement;

“Pasha Finance” means Pasha Finance Inc., a corporation incorporated in the Marshall Islands and whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Payment Currency”  has the meaning given in Clause 0;

“Permitted Security Interests”  means:

(a)                                 Security Interests created by the Finance Documents;

(b)                                 Security Interests created by the Finance Documents (as defined in each Collateral Loan Agreement);

(c)                                  liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(d)                                 liens for salvage;

(e)                                  liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(f)                                   liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the trading, chartering, operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause (h);

(g)                                  any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(h)                                 Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document”  means:

(a)                                 any Finance Document;

(b)                                 any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)                                  any other document contemplated by or referred to in any Finance Document; and

(d)                                 any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)                                 England and Wales;

(b)                                 the country under the laws of which the company is incorporated or formed;

(c)                                  a country in which the company has the centre of its main interests or which the company’s central management and control is or has recently been exercised;

(d)                                 a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)                                  a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)                                   a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

“Pertinent Matter”  means:

(a)                                 any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)                                 any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default”  means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders (acting reasonably) and/or the satisfaction of any other condition, would constitute an Event of Default;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Reference Bank”  means the banks as agreed and designated as such by all the Lenders from time to time;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8.2;

“Relevant Person”  has the meaning given in Clause 19.9;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Screen Rate”  means the London interbank offered rate administered by ICE Benchmark Administration Limited (or if ICE Benchmark Administration Limited ceases to act in the role of administering and publishing LIBOR rates, the equivalent rate published by a subsequently appointed administrator for LIBOR) for Dollars for the relevant period displayed on page LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;

“Secured Liabilities”  means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Document or the Master Agreements; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Cover Percentage”  means, at any time, the percentage which the aggregate of the amounts referred to in paragraphs (a) and (b) of Clause 15.1 represent of the aggregate of the Loan and the Swap Exposure under each Master Agreement;

“Security Interest”  means:

(a)                                 a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)                                 the security rights of a plaintiff under an action in rem; and

(c)                                  any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which

B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party”  means the Corporate Guarantor, the Guarantors, the Shareholder, any Approved Manager and any other person (except a Creditor Party, the Existing Charterer and the Existing Agent (as defined in the Successor Agent Agreement)) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within definition of “Finance Documents”;

“Security Period”  means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and other Creditor Parties that:

(a)                                 all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid;

(b)                                 no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement;

(c)                                  neither the Borrower nor any Security Party has any future or contingent liability under Clauses 20 or 22 or any other provision of this Agreement or another Finance Document or a Master Agreement; and

(d)                                 the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document or a Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or a Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee”  means Credit Suisse AG, acting in such capacity through its office at St. Alban-Graben 1-3, 4002 Basel, Switzerland, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Servicing Bank”  means the Agent or the Security Trustee;

“Share Security Deed” means a deed creating security over the share capital of the Borrower to be executed by the Shareholder in the Agreed Form;

“Shareholder” means AMCI Products Limited, corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Ship” means the 2009-built product carrier of 50,000 metric tons deadweight built by SPP SHIPBUILDING CO. LTD. and registered in the ownership of Britto Shipping under the laws and flag of Panama with the name “BRITTO”;

“Successor Agent Agreement” means the agreement dated [•] 2014 and made between (i) HSH as Existing Agent (as defined therein), (ii) Credit Suisse AG as Successor Agent (as defined therein), (iii) Credit Suisse AG as lender, (iv) the Borrower and (v) the Approved Manager;

“Swap Bank”  means a bank or financial institution listed in Schedule 2 and acting through its branch indicated in Schedule 2 (or through another branch notified to the Agent under Clause 26.14) or its transferee, successor or assign;

“Swap Counterparty”  means, at any relevant time and in relation to a continuing Transaction, the Swap Bank which is a party to that Transaction;

“Swap Exposure”  means, as at any relevant date and in relation to a Swap Counterparty, the amount certified by the Swap Counterparty to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Counterparty under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Counterparty with the Borrower if an Early Termination Date had occurred on the relevant date in relation to all continuing Transactions entered into between the Borrower and the Swap Counterparty;

“Total Loss”  means:

(a)                                 actual, constructive, compromised, agreed or arranged total loss;

(b)                                 any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the Borrower or the Existing Charterer; and

(c)                                  any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 45 days (and in the case of any highjacking or theft, within 4 months) redelivered to the full control of the Borrower or the Existing Charterer;

“Total Loss Date”  means:

(d)                                 in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(e)                                  in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)                                     the date on which a notice of abandonment is given to the insurers; and

(ii)                                  the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(f)                                   in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transaction”  has the meaning given in each Master Agreement;

“Transfer Certificate”  has the meaning given in Clause 26.2;

“Trust Property”  has the meaning given in clause 3.1 of the Agency and Trust Agreement;

“US Tax Obligor” means:

(a)                                 the Borrower if it is resident for tax purposes in the US; or

(b)                                 an Obligor, some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes; and

“Warhol Shipping” means Warhol Shipping Company Limited, a corporation incorporated in Liberia and whose registered office is at 80 Broad Street, Monrovia, Liberia.

Construction of certain terms

In this Agreement:

“administration notice”  means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved”  means, for the purposes of Clause 13, approved in writing by the Agent;

“asset”  includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company”  includes any partnership, joint venture and unincorporated association;

“consent”  includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability”  means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document”  includes a deed; also a letter or fax;

“excess risks”  means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense”  means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law”  includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action”  means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability”  includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months”  shall be construed in accordance with Clause 1.3;

“obligatory insurances”  means, in relation to the Ship, all insurances effected, or which the Borrower is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company”  has the meaning given in Clause 1.4;

“person”  includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association, which is a member of the international group of Protection and Indemnity Associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation”  includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary”  has the meaning given in Clause 1.4;

“tax”  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine;

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83); and

“which is continuing” or “is continuing”, a Potential Event of Default is continuing if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)                                 on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)                                 on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)                                 a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)                                 P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)                                  P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)                                 P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

General Interpretation

In this Agreement:

(a)                                 references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)                                 references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)                                  words denoting the singular number shall include the plural and vice versa; and

(d)                                 Clauses 1.1 to 1.5 apply unless the contrary intention appears.

Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

FACILITY

Facility

(a)                                 Subject to the other provisions of this Agreement, the Lenders have made available to the Borrower a term loan facility not exceeding the lesser of (i) 40 per cent. of the Initial Market Value of the Ship and (B) and (ii) $11,300,000.

(b)                                 To the extent that the amount of $11,300,000 is higher than 40 per cent. of the Initial Market Value of the Ship, the Loan shall, at the Effective Date be permanently reduced by such excess amount.

(c)                                  The Total Commitments have been fully drawn as at the Effective Date.

Lenders’ participations in Advances

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the Effective Date, its Commitment bears to the Total Commitments.

Purpose of Advances

The Borrower has used each Advance only for the purpose stated in the preamble to this Agreement.

POSITION OF THE LENDERS AND SWAP BANKS

Interests of Lenders several

The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

Individual Lender’s right of action

Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee or any other Lender or any other Swap Bank as additional parties in the proceedings.

Proceedings by individual Lender requiring Majority Lenders’ consent

Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

Obligations of Lenders several

The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which each is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)                                 the obligations of the other Lenders or Swap Banks being increased; nor

(b)                                 the Borrower, any Security Party or any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement;

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

DRAWDOWN

[Clause no longer relevant — Loan fully drawn]

INTEREST

Payment of normal interest

Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.

Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of (a) the applicable Margin, (b) LIBOR and (c) Mandatory Costs (if any) for that Interest Period.

Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrower and each Lender of (a) each rate of interest and (b) the duration of each Interest Period, as soon as reasonably practicable after each of (a) and (b) is determined.

Obligation of Reference Banks to quote

A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

Absence of quotations by Reference Banks

If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

Market disruption

The following provisions of this Clause 5 apply if:

(a)                                 no Screen Rate is available for an Interest Period and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)                                 at least 1 Business Day before the start of an Interest Period, Lenders having Commitments amounting to more than 33.33 per cent. of the Total Commitments notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)                                  at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

Notification of market disruption

The Agent shall promptly notify the Borrower and each of the Lenders and each of the Swap Counterparties stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

Suspension of drawdown

[Clause no longer relevant — Loan fully drawn]

Negotiation of alternative rate of interest

If the Agent serves a notice under Clause 5.8, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender and the Swap Counterparties shall use reasonable efforts to agree, within 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate certified by the Lenders or (as the case may be) the Affected Lender to the Borrower as representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Mandatory Cost (if any) and the Margin; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

Notice of prepayment

If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 7 Business Days’ notice of its intention to prepay at the end of the interest period set by the Agent.

Prepayment; termination of Commitments

A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)                                 on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)                                 on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

Margin Review

For the purposes of determining the Margin which is to apply during each Margin Period, the Agent shall determine the Security Cover Percentage on each Margin Review Date by reference to valuations of the Ship at that time which comply with the requirements of Clause 15.3.  The applicable Margin in respect of the first Margin Period shall be determined by reference to the Initial Market Value of the Ship.

INTEREST PERIODS

Commencement of Interest Periods

The first Interest Period in respect of the Loan shall commence on the Effective Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

Duration of normal Interest Periods

Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)                                 3, 6 or 12 months as notified by the Borrower to the Agent not later than 11:00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)                                 3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a); or

(c)                                  such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower.

Duration of Interest Periods for repayment instalments.

In respect of a Repayment Instalment due to be repaid on a particular Repayment Date, an Interest Period for the part of the Loan equal to such Repayment Instalment shall end on that Repayment Date (if such date is before the end of the Interest Period then current).

Non-availability of matching deposits for Interest Period selected

If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

Execution of Master Agreements

Signature of the Master Agreements does not commit any of the Swap Banks to conclude Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Transactions may be concluded and secured, assuming that any of the Swap Banks are willing to conclude any Transaction at the relevant time and that, if that is the case, mutually acceptable terms can then be agreed at that time. If none of the Swap Banks agrees to enter into Transactions with the Borrower, the Borrower can hedge any part of the interest rate risk under this Agreement with other banks or financial institutions Provided that such hedging arrangements shall be made on an unsecured basis and the rights of the relevant banks or financial institutions thereunder shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents.

DEFAULT INTEREST

Payment of default interest on overdue amounts

The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)                                 the date on which the Finance Documents provide that such amount is due for payment; or

(b)                                 if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)                                  if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.0 per cent. above:

(a)                                 in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

(b)                                 in the case of any other overdue amount, the rate set out at Clause 7.3(b).

Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

(a)                                 the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)                                 the Margin plus Mandatory Costs (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)                                     LIBOR; or

(ii)                                  if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph 7.3(b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

Compounding of default interest

Any such interest which is not paid shall be compounded at the end of the relevant interest period.

Application to Master Agreements

For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Transaction as to which section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

REPAYMENT AND PREPAYMENT

Amount of Repayment Instalments

The Borrower shall repay each Advance as follows:

(a)                                 in the case of Advance A, by:

(i)                           20 equal consecutive quarterly instalments in the amount of $97,000 each (the “Advance A Repayment Instalments”); and

(ii)                       a balloon instalment of $8,060,000 (the “Advance A Balloon Instalment”),

Provided that if the amount of Advance A as at the Effective Date is less than $10,000,000, each of the Advance A Repayment Instalments and the Advance A Balloon Instalment will be reduced pro rata by an amount in aggregate equal to that shortfall; and

(b)                                 in the case of the Advance B, by 20 equal consecutive quarterly instalments in the amount of $65,000 each (the “Advance B Repayment Instalments” and together with the Advance A Repayment Instalments, the “Repayment Instalments”) Provided that if the amount of Advance B as at the Effective Date is less than $1,300,000, each of the Advance B Repayment Instalments will be reduced pro rata by an amount in aggregate equal to that shortfall.

Repayment Dates

(a)                                 The first Repayment Instalment in respect of each Advance shall be repaid on the earlier of (i) the date falling 3 months after the Effective Date and (ii) 31 March 2015; and

(b)                                 each subsequent Repayment Instalment in respect of each Advance shall be repaid at three-monthly intervals thereafter and the relevant last Repayment Instalment, together with the Advance A Balloon Instalment, shall be repaid on the Final Maturity Date.

Final Maturity Date

On the Final Maturity Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

Voluntary prepayment

Subject to the following conditions, the Borrower may prepay the whole or any part of an Advance on the last day of an Interest Period relevant thereto.

Conditions for voluntary prepayment

The conditions referred to in Clause 0 are that:

(a)                                 a partial prepayment shall be in amount equal to a Repayment Instalment in respect of the Advance which is being prepaid or a higher integral multiple thereof;

(b)                                 the Agent has received from the Borrower at least 5 days’ prior written notice specifying the amount to be prepaid, the Advance against which the prepayment is to be applied and the date on which the prepayment is to be made; and

(c)                                  the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause (c).

Mandatory prepayment

The Borrower shall be obliged to prepay the Loan and to comply with Clause 0:

(a)                                 if the Ship is sold, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)                                 if the Ship becomes a Total Loss, on the earlier of the date falling 150 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 0 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause (b) but without premium or penalty.

Application of partial prepayment

Each partial prepayment shall be applied pro rata against the Repayment Instalments of the relevant Advance and the Advance A Balloon Instalment (if applicable).

No reborrowing

No amount repaid or prepaid may be reborrowed.

Unwinding of Transactions

On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrower shall, at its cost (if any) and at the Swap Banks’ or (as the case may) be the affected Swap Bank’s absolute discretion:

(a)                                 wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Transactions so that the notional principal amount of the continuing Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time pursuant to Clause 8.1; or

(b)                                 provide the Swap Banks or (as the case may) be the affected Swap Bank with additional security in all respects acceptable to the Swap Banks (or the affected Swap Bank) at their or its (as applicable) absolute discretion to secure the amount determined by the Swap Banks (or the affected Swap Bank) to be equal to the difference between the notional principal amount of the continuing Transactions and the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

[CONDITIONS PRECEDENT]

[Clause no longer relevant — Loan fully drawn]

REPRESENTATIONS AND WARRANTIES

General

The Borrower represents and warrants on the date of the Amending and Restating Agreement (which representations and warranties shall survive the execution of this Agreement and shall be deemed repeated throughout the Security Period on the last day of each Interest Period with respect to the facts and circumstances then existing) to each Creditor Party as follows.

Status

The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the Republic of Liberia.

Share capital and ownership

The Borrower is authorised to issue 500 registered and/or bearer shares without par value all of which shares have been issued in registered form, and the direct legal and beneficial title of all those shares is held, free of any Security Interest or other claim, by the Shareholder.

Corporate power

The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)                                 to maintain the registration of the Ship in its ownership under an Approved Flag;

(b)                                 to execute the Finance Documents to which it is a party; and

(c)                                  to continue to borrow under this Agreement, to enter into Transactions under the Master Agreements and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

Consents in force

All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

Legal validity; effective Security Interests

The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)                                 constitute the Borrower’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)                                 create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any Legal Reservations.

No third party Security Interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:

(a)                                 the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)                                 no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

No conflicts

The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)                                 any law or regulation; or

(b)                                 its constitutional documents; or

(c)                                  any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

No withholding taxes

All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

No default

No Event of Default or Potential Event of Default has occurred and is continuing.

Information

All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower or any Security Party from that disclosed in the latest of those accounts.

No litigation

No legal or administrative action involving the Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which would, in either case, be likely to have a material adverse effect on its financial condition or an adverse effect on its reputation or operation.

Validity and completeness of Existing Charter.

(a)                                 the Existing Charter constitutes valid, binding and enforceable obligations of the Borrower and, to the best of the Borrower’s knowledge (having made due enquiry), the Existing Charterer respectively in accordance with its terms;

(b)                                the copy of the Existing Charter delivered to the Agent before the date of the Amending and Restating Agreement is a true and complete copy; and

(c)                                  other than as previously provided or disclosed to the Agent, no amendments or additions to the Existing Charter have been agreed nor has the Borrower and, to the best of the Borrower’s knowledge ((having made due enquiry), the Existing Charterer waived any of their respective rights under the Existing Charter.

No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to the Borrower, the Existing

Charterer or a third party in connection with the employment by the Borrower of the Ship, other than as disclosed to the Lenders in writing on or prior to the date of the Amending and Restating Agreement.

Compliance with certain undertakings

At the date of the Amending and Restating Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.12.

Taxes paid

The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or the Ship.

ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Manager and the Ship have been complied with.

FATCA FFI and US Tax Obligor

None of the Obligors is a FATCA FFI or a US Tax Obligor.

GENERAL UNDERTAKINGS

General

The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

Title; negative pledge

The Borrower will:

(a)                                 hold the legal title to, and own the entire beneficial interest in the Ship, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for Permitted Security Interests; and

(b)                                 not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, the Borrower’s rights against a Swap Counterparty under any Master Agreement or all or any part of the Borrower’s interest in any amount payable to the Borrower by a Swap Counterparty under a Master Agreement),

No disposal of assets

The Borrower will not transfer, lease or otherwise dispose of:

(a)                                 all or a substantial part of its assets (other than the Ship Provided that no Event of Default has occurred at the time of sale or would result from such sale and the Borrower has complied with Clause 8.8 and the other terms and provisions of this Agreement), whether by one transaction or a number of transactions, whether related or not; or

(b)                                 any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of the Ship as to which Clause 0 applies.

No other liabilities or obligations to be incurred

The Borrower will not incur any liability or obligation or any other Financial Indebtedness except:

(a)                                 Permitted Security Interests;

(b)                                 liabilities and obligations under the Finance Documents to which it is a party;

(c)                                  liabilities or obligations reasonably incurred in the ordinary course of trading, operating, chartering, maintaining and repairing the Ship; and

(d)                                 Transactions.

Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

Provision of financial statements

The Borrower will send, and will procure that each of the Guarantors and the Corporate Guarantor will send to the Agent:

(a)                                 as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrower, the annual audited accounts of the Borrower (if available), each certified as to their correctness by its chief financial officer;

(b)                                 as soon as possible, but in no event later than 180 days after the end of each financial year of the Corporate Guarantor, the annual audited consolidated accounts of the Corporate Guarantor and its subsidiaries, certified as to their correctness by its chief financial officer;

(c)                                  as soon as possible, but in no event later than 60 days after the end of each quarter in each financial year of the Corporate Guarantor, the unaudited quarterly consolidated accounts of the Corporate Guarantor and its subsidiaries, certified as to their correctness by its chief financial officer; and

(d)                                 promptly, at the request of the Agent (acting reasonably), such further financial information about the Borrower, the Guarantors, the Corporate Guarantor, any other Security Party and the Ship as the Agent may reasonably require including, but not limited to, charter arrangements, Financial Indebtedness, financial condition, commitments, operations, operating expenses and loan repayment profiles.

Form of financial statements

All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)                                 be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)                                 give a true and fair view of the state of affairs of the Borrower, the Guarantors or the Corporate Guarantor and its subsidiaries at the date of those accounts and of its or their profit for the period to which those accounts relate; and

(c)                                  fully disclose or provide for all significant liabilities of the Borrower, the Guarantors or the Corporate Guarantor and its subsidiaries.

Shareholder and creditor notices

The Borrower will send to the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Borrower’s shareholders or creditors or any class of them. To the extent any such communications are included or referred to in any public filings made by the Corporate Guarantor, the Borrower shall be deemed to have complied with their obligations pursuant to this Clause 11.8.

Consents

The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)                                 for the Borrower to perform its obligations under any Finance Document to which it is a party or any Master Agreement;

(b)                                 for the validity or enforceability of any Finance Document to which it is a party or any Master Agreement;

(c)                                  for the Borrower to continue to own and operate the Ship,

and the Borrower will comply with the terms of all such consents.

Maintenance of Security Interests

The Borrower will:

(a)                                 at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create, subject to any Legal Reservations; and

(b)                                 without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

Notification of litigation

The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower or the Ship, its Earnings or its Insurances or any Security Party as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of the Finance Documents taken as a whole.

No amendments to Existing Charter

The Borrower will not agree to any material amendment or supplement to, or waive or fail to enforce, the Existing Charter or any of its provisions (and for the avoidance of doubt, but without limitation, any amendment in respect of the charter hire, the decrease of the charter period and the identity of the parties is considered material).

No amendment to Master Agreements

The Borrower will not agree to any amendment or supplement to, or waive or fail to enforce, any Master Agreement or any of its provisions.

Transactions under Master Agreements.

The Borrower will not enter into any Transaction pursuant to the Master Agreements except Transactions that fall into paragraphs (a) and (b) of the definition of Transaction.

Principal place of business

The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2(a); and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any place other than in Athens, Manila, Dubai or Singapore.

Confirmation of no default

The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by any director of the Borrower and which:

(a)                                 states that no Event of Default has occurred; or

(b)                                 states that no Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 0 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or, if an Advance has been made, Commitments exceeding 10 per cent. of the Total Commitments; and this Clause 0 does not affect the Borrower’s obligations under Clause 0.

Notification of default

The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)                                 the occurrence of an Event of Default; or

(b)                                 any matter which indicates that an Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

Provision of further information

The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)                                 to the Borrower, the Ship, the Earnings or the Insurances; or

(b)                                 to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee or any Lender at any time (each acting reasonably).

Provision of copies and translation of documents

The Borrower will supply the Agent with a sufficient number of copies of any of the documents referred to in Clause 11.16; and, if the Agent so requires, in respect of any of those documents, the Borrower will provide, a certified English translation prepared by a translator approved by the Agent in respect.

“Know your customer” checks.

If:

(a)                                 the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of the Amending and Restating Agreement;

(b)                                 any change in the status of the Borrower or any Security Party after the date of the Amending and Restating Agreement; or

(c)                                  a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.20                 Provision of originals of the Existing Charter and charter guarantee

The Borrower shall forthwith upon the Security Trustee’s request, deliver to the Security Trustee an original of the Existing Charter and any charter guarantee issued or to be issued thereunder, duly executed by the parties thereto.

CORPORATE UNDERTAKINGS

General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld or delayed in the case of Clause 12.3).

Maintenance of status

The Borrower will maintain its separate corporate existence and remain in good standing under the laws of its country of incorporation.

Negative undertakings

The Borrower will not:

(a)                                 carry on any business other than the ownership, chartering and operation of the Ship; or

(b)                                 at any time when an Event of Default has occurred or will result from the payment of a dividend or the making of a distribution, pay any dividend or make any other form of distribution; or

(c)                                  effect any form of redemption, purchase or return of share capital; or

(d)                                 provide any form of credit or financial assistance to:

(i)                                     a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)                                  any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length;

(e)                                  open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents;

(f)                                   issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(g)                                  acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than Transactions; or

(h)                                 enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

Sanctions

The Borrower understands that the Creditor Parties - be it due to applicable laws or due to internal rules and regulations — are prohibited from conducting transactions, including finance transactions, with the government of or any person or entity owned or controlled by the government of Restricted Countries or Restricted Persons.

The Borrower confirms and undertakes that it shall not transfer, make use of or provide the benefits of any money, proceeds or services provided by or received from any Creditor Party to any Restricted Persons or conduct any business activity (such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement) related to a vessel, project, asset or otherwise for which money, proceeds or services have been received from any Creditor Party with any Restricted Persons.

In this Clause 0:

Restricted Countries means Cuba, Iran, Myanmar, North Korea, Sudan and Syria and any additional countries notified by the Agent to the Borrower based on respective sanctions being imposed by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or any of the regulative bodies referred to in the definition of Restricted Persons.

Restricted Persons means persons, entities or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, (ii) subject to any sanction administrated by the United Nations, the European Union, the State Secretariat for Economic Affairs of Switzerland (“SECO”), OFAC, HM Treasury of the United Kingdom, the Monetary Authority of Singapore (“MAS”) and the Hong Kong Monetary Authority (“HKMA”) and/or any other applicable country and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

No money laundering

In relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that (i) it is acting for its own account; (ii) it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement, and (iii) the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and/or Art 305 bis of the Swiss Penal Code.

INSURANCE

General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may (in the case of Clauses 13.2(d), 13.3(e), 13.3(f) and 13.12 acting reasonably), with the authorisation of the Majority Lenders, otherwise permit.

Maintenance of obligatory insurances

The Borrower shall keep the Ship insured at its expense against:

(a)                                 fire and usual marine risks (including hull and machinery and excess risks);

(b)                                 war risks;

(c)                                  protection and indemnity risks; and

(d)                                 any other risks against which the Security Trustee considers having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower.

Terms of obligatory insurances

The Borrower shall effect such insurances:

(a)                                 in Dollars;

(b)                                 in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Market Value of the Ship and (ii) 120 per cent. of the Loan;

(c)                                  in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international insurance market;

(d)                                 in relation to protection and indemnity risks in respect of the full tonnage of the Ship;

(e)                                 on approved terms; and

(f)                                   through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)                                 subject always to paragraph (b), name the Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)                                     in respect of any obligatory insurances for hull and machinery and war risks;

(A)                               to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)                               to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)                                  in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)                                 whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)                                  name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)                                 provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)                                  provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)                                   provide that the Security Trustee may make proof of loss if the Borrower fails to do so.

Renewal of obligatory insurances

The Borrower shall:

(a)                                 at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance; and

(b)                                procure that the approved brokers and/or the war risks and protection and indemnity associations with which the renewal of the obligatory insurances is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

Copies of policies; letters of undertaking

The Borrower shall use its best endeavours to ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking substantially in the form required by the Security Trustee and including undertakings by the approved brokers that:

(a)                                 they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)                                 they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)                                  they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)                                 they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)                                  they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

Copies of certificates of entry

The Borrower shall use its best endeavours to ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:

(a)                                 a certified copy of the certificate of entry for the Ship;

(b)                                 a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)                                  a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances.

Guarantees

The Borrower shall use its best endeavours to ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

Compliance with terms of insurances

The Borrower shall not, or if the Ship is subject to a demise charter, the Borrower shall use its best endeavours to ensure that the charterer of the Ship shall not, do nor omit to do (nor permit to be done or not to be done), any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular the Borrower shall, or if the Ship is subject to a demise charter, the Borrower shall use its best endeavours to ensure that the charterer of the Ship shall:

(a)                                 take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)                                 not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)                                  make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)                                 not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

Alteration to terms of insurances

The Borrower shall not be entitled to make or agree to any material alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

Settlement of claims

The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

Provision of copies of communications

The Borrower shall provide the Security Trustee copies of all material written communications which the Security Trustee will reasonably request between the Borrower and:

(a)                                 the approved brokers;

(b)                                 the approved protection and indemnity and/or war risks associations; and

(c)                                  the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)                                     the Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)                                  any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

Provision of information

In addition, the Borrower shall, and if the Ship is subject to a demise charter the Borrower shall use its best endeavours to, promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)                                 obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)                                 effecting, maintaining or renewing any such insurances as are referred to in Clause 0 or dealing with or considering any matters relating to any such insurances,

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

Mortgagee’s interest and additional perils insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance, a mortgagee’s political risks insurance and a mortgagee’s interest marine insurance each in an amount equal to 120 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other documented expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

Review of insurance requirements

The Agent shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of the Amending and Restating Agreement which are, in the reasonable opinion of the Agent, significant and likely to affect the Borrower or the Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrower may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower Provided that if no Event of Default shall have occurred and be continuing, the Borrower shall only be obliged to indemnify the Agent in respect of all fees and other expenses incurred by the Agent in relation to the review of the insurances by such insurance consultants once in each calendar year.

Modification of insurance requirements

The Agent shall notify the Borrower of any proposed modification under Clause 0 to the requirements of this Clause 13 which the Agent considers reasonably necessary in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

Compliance with mortgagee’s instructions

If the Borrower has not complied with the requirements notified to them by the Agent pursuant to Clause 0 to the absolute satisfaction of the Agent, acting reasonably, within 10 days of the Agent’s notice, the Agent shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Agent until the Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 0.

SHIP COVENANTS

General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit (such permission not to be unreasonably withheld or delayed in the case of Clauses 14.2 (in respect of the change of the name and the Approved Flag of the Ship), 14.6, 14.12 and 14.15).

Ship’s name and registration

The Borrower shall keep the Ship registered in its name under the relevant Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.

Repair and classification

The Borrower shall keep the Ship in a good and safe condition and state of repair:

(a)                                 consistent with first-class ship ownership and management practice;

(b)                                 so as to maintain the Ship with the highest class applicable to vessels of the same age, type and specification as the Ship at a classification society which is a member of the International Association of Classification Societies acceptable to the Agent free of any overdue recommendations or conditions; and

(c)                                  so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

Modification

The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.

Removal of parts

The Borrower shall nor remove any material part of the Ship, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without risk of damage to the Ship.

Surveys

The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

Inspection

(a)                                 The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that (i) the Borrower has received 5 days’ prior written notice of the Security Trustee’s intention to conduct such inspection and (ii) the Security Trustee shall use its best endeavours not to interrupt the trading schedule of the Ship.

(b)                                 All costs and expenses incurred by it in connection with any such inspection shall be for the account of the Borrower Provided that (a) so long as no Event of Default shall have occurred and (b) the Ship is found to be in a satisfactory condition (in the reasonable opinion of the Agent) the Borrower shall not be obliged to pay any fees and expenses in respect of more than one inspection of the Ship in any calendar year.

Prevention of and release from arrest

The Borrower shall promptly discharge:

(a)                                 all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, the Earnings or the Insurances;

(b)                                 all taxes, dues and other amounts charged in respect of the Ship, the Earnings or the Insurances; and

(c)                                  all other outgoings whatsoever in respect of the Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

Compliance with laws etc.

The Borrower shall:

(a)                                 comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;

(b)                                 not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)                                  in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

Provision of information

The Borrower shall promptly provide the Security Trustee with any information which it reasonably requests regarding:

(a)                                 the Ship, its employment, position and engagements;

(b)                                 the Earnings and payments and amounts due to the master and crew of the Ship;

(c)                                  any material expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)                                 any towages and salvages; and

(e)                                  its compliance, the Approved Manager’s compliance and the compliance of the Ship with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship, of any current charter guarantee and copies of the Borrower’s or the Approved Manager’s Document of Compliance.

Notification of certain events

The Borrower shall immediately notify the Security Trustee in writing, of:

(a)                                 any casualty which is or is likely to be or to become a Major Casualty;

(b)                                 any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)                                  any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with promptly and in any case within the time limits set by the relevant insurer or classification society;

(d)                                 any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of the Ship for hire;

(e)                                  any intended dry docking of the Ship;

(f)                                   any Environmental Claim made against the Borrower or in connection with the Ship or any Environmental Incident;

(g)                                  any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or

(h)                                 any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

Restrictions on chartering, appointment of managers etc.

The Borrower shall not, in relation to the Ship:

(a)                                 other than the Existing Charter, let the Ship on demise charter for any period;

(b)                                 enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months other than with the prior written consent of the Agent;

(c)                                  enter into any charter in relation to the Ship under which more than 4 months’ hire (or the equivalent) is payable in advance;

(d)                                 charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)                                  appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment (other than with the prior written consent of the Agent (such consent not to be unreasonably withheld));

(f)                                   de-activate or lay up the Ship; or

(g)                                  enter the Ship with a different classification society; or

(h)                                 put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $2,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason.

Notice of Mortgage

The Borrower shall keep the relevant Mortgage registered against the Ship as a valid first priority mortgage, carry on board the Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.

Sharing of Earnings

The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings (other than any arrangements for the sharing of Earnings included in the Existing Charter).

Charter Assignment

If the Borrower enters into any bareboat or demise charter or any other charter which is of 12 months or more in duration (including, without limitation, the Existing Charter), or is capable of exceeding 12 months in duration, in respect of the Ship, the Borrower shall, promptly on entering into the same (i) execute in favour of the Security Trustee an assignment of such charter (which shall include, without limitation, the service of a notice of assignment on the relevant charterer, and the Borrower shall use its best endeavours to procure an acknowledgement of such notice from that charterer) and (ii) in the case that such charter is a demise or bareboat charter, execute, and shall use its best endeavours to procure the execution by the charterer of, a tripartite deed in relation thereto, each in such form and on such terms as the Security Trustee may require, and shall deliver to the Agent such other documents as the Agent may require.

ISPS Code

The Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)                                 procure that the Ship and the company responsible for the Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)                                 maintain for the Ship an ISSC; and

(c)                                  notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

SECURITY COVER

Minimum required security cover

Clause 15.2 applies if the Agent notifies the Borrower that:

(a)           the Market Value of the Ship; plus

(b)           the net realisable value of any additional security previously provided under this Clause 15,

is below 150  per cent. of the aggregate of the Loan and of the Swap Exposure under each Master Agreement.

Provision of additional security; prepayment

If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 1 month after the date on which the Agent’s notice is served under Clause 15.1 (the “Prepayment  Date”) unless at least 1 Business Day before the Prepayment Date they have provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

Valuation of Ship

The Market Value of the Ship at any date is that shown by the arithmetic mean of 2 written valuations each prepared:

(a)           as at a date not more than 30 days prior;

(b)           by an Approved Broker appointed by the Agent;

(c)           with or without physical inspection of the Ship (as the Agent may require);

(d)           on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)           after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

Valuations binding

Any valuation under Clause 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

Provision of information

The Borrower shall promptly provide the Agent and any Approved Shipbroker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the Approved Shipbroker or expert may reasonably request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the  Approved Shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

Payment of valuation expenses

Without prejudice to the generality of the Borrower’s obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with (i) any matter arising out of this Clause (ii) the valuations referred to in paragraph [(d)(xv)] of clause 4.2 of the Amending and Restating Agreement on or prior to the Effective Date and (iii) the valuations required for the purpose of determining the applicable Margin pursuant to Clause 0 Provided that until the occurrence of an Event of Default, the Borrower shall be obliged to pay such fees or expenses in relation to two sets of valuations per calendar year for the Ship.

Frequency of valuations

Subject to Clause 15.7, the Borrower acknowledges and agrees that the Agent may obtain valuations of the Ship at such times as the Agent shall deem necessary.

PAYMENTS AND CALCULATIONS

Currency and method of payments

All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)           by not later than 11.00 a.m. (New York City time) on the due date;

(b)           in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)           in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at CREDIT SUISSE AG, Basel, Switzerland, (Credit Suisse AG , Ship Finance, IBAN Number: CH92 0483 5950 0000 9878 0, SWIFT: CRESCHZZ40A), or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)           in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

Payment on non-Business Day

If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)           the due date shall be extended to the next succeeding Business Day; or

(b)           if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)           any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)           amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and each Swap Counterparty pro rata to the amount in that category which is due to it.

Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.

Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or any Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.

Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to the Borrower or a Lender or a Swap Counterparty, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:

(a)           refund the sum in full to the Agent; and

(b)           pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party (save for manifest error).

APPLICATION OF RECEIPTS

Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document, after service of notice on the Borrower under Clause 19.2(a)(i) or (ii), shall be applied:

(a)           FIRST:  in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreements in the following order and proportions:

(i)            first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21, and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in any Master Agreement);

(ii)           secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents  and the Master Agreements (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of any Master Agreement but shall have failed to pay or deliver to the relevant Creditor Party or Swap Counterparty (as the case may be) at the time of application or distribution under this Clause 17); and

(iii)          thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure of each Swap Counterparty (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder); and

(b)           SECONDLY:  in retention of an amount equal to any amount not then due and payable under any Finance Document or any Master Agreement but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)           THIRDLY:  any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

Variation of order of application

If an Event of Default has occurred and is continuing, the Agent may, with the authorisation of the Majority Lenders and the Swap Counterparties, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

Notice of variation of order of application

The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

Appropriation rights overridden

This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

APPLICATION OF EARNINGS; SWAP PAYMENTS

Payment of Earnings and Swap Payments

The Borrower undertakes with each Creditor Party to ensure that throughout the Security Period:

(a)           (subject only to the provisions of the General Assignment in respect of the Ship), all the Earnings of the Ship are paid to the Earnings Account; and

(b)           all payments by the Swap Banks to the Borrower under a Transaction shall be paid to the Earnings Account,

and unless and until an Event of Default shall have occurred, the Borrower shall be entitled to apply the Earnings in or towards meeting the costs and expenses from time to time incurred by or on behalf of the Borrower in connection with the operation, chartering, trading, repair or maintenance of the Ship and for payment of dividends (to the extent permitted pursuant to the terms of this Agreement) Provided that no Event of Default will result from the payment of such dividends.

Location of accounts

The Borrower shall promptly:

(a)           comply with any requirement of the Agent as to the location or re-location of the Earnings Account; and

(b)           execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account.

Debits for expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21 and which remains unpaid for a period of up to 3 days.

Borrower’s obligations unaffected

The provisions of this Clause 18 do not affect:

(a)           the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)           any other liability or obligation of the Borrower or any Security Party under any Finance Document.

EVENTS OF DEFAULT

Events of Default

An Event of Default occurs if:

(a)           the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document save that such failure shall not constitute an Event of Default if (i) such failure is due to a bank payment transmission error and (ii) the Borrower or relevant Security Party remedies such failure within 3 days of notice from the Agent; or

(b)           any breach occurs of Clause 12.4, 12.5 or 15.2 hereof or clause 4.5 of the Amending and Restating Agreement; or

(c)           any breach occurs of Clause 11.2, 11.3, 12.2, 12.3 or clause 11.15 (Financial Covenants) of the Corporate Guarantee and such default continues unremedied for 3 days;

(d)           any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 15 days after written notice from the Agent requesting action to remedy the same; or

(e)           (subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(f)            any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(g)           any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (Provided that no Event of Default will occur under this Clause 19.1(f) if the Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iii) below does not exceed in aggregate the amount of $500,000 (or equivalent in any other currency)):

(i)            any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)           any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)          a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)          any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)           any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(h)           any of the following occurs in relation to a Relevant Person:

(i)            a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)           any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $250,000 or more or the equivalent in another currency; or

(iii)          any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)          an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)           any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)          a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)         a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower, the Shareholder, the Guarantors or the Corporate Guarantor, which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)        an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)          a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)           any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)          in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(i)            the Borrower ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Majority Lenders, is material in the context of this Agreement; or

(j)            it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)            for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)           for the Agent, the Security Trustee or the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(k)           any consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(l)            Stamatis Molaris ceases to be the chairman and/or chief executive officer of the Corporate Guarantor (unless he is replaced in either office by a person acceptable to the Lenders); or

(m)          it appears to the Majority Lenders that, without their prior consent, a change has occurred or probably has occurred after the date of the Amending and the Restating Agreement in the legal ownership of any of the shares in any of the Borrower, the Shareholder, the Guarantors or their shareholders (other than the Corporate Guarantor) or in the beneficial ownership of any of the shares in or the Approved Manager or in the ultimate control of the voting rights attaching to any of those shares unless the Borrower provides evidence acceptable to the Agent in its absolute discretion that no such change has occurred;

(n)           following the IPO, the shares of the Corporate Guarantor cease to be quoted on NASDAQ or NYSE or any other stock exchange in the United States of America which is approved by the Agent;

(o)           any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest unless the relevant Security Party takes such action as requested by the Agent to remedy such invalidity or unenforceability and succeeds in doing so within 5 Business Days from its occurrence; or

(p)           the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(q)           the Existing Charter is terminated or a material amendment is made without the prior written consent of the Agent unless otherwise permitted pursuant to the terms and conditions of this Agreement or it ceases to remain in full force and effect other than by mere effluxion of time (and for the avoidance of doubt, but without limitation, any amendment in respect of the charter hire, the decrease of the charter period and the identity of the parties is considered material); or

(r)            an Event of Default (as defined in section 14 of a Master Agreement) occurs; or

(s)            an Event of Default (as defined in the relevant Collateral Loan Agreement) under a Collateral Loan Agreement occurs; or

(t)            a Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason, except with the consent of the Agent, acting with the authorisation of the Majority Lenders or in the case where the Swap Bank  which is a party to that Master Agreement is responsible for such termination; or

(u)           any other event occurs or any other circumstances arise or develop including, without limitation:

(i)            an adverse change in the financial position, state of affairs or prospects of the Borrower, the Shareholder, any of the Guarantors or the Corporate Guarantor or another vessel owned, chartered or operated by a Relevant Person; or

(ii)           any accident or other event involving the Ship,

in the light of which the Majority Lenders, acting reasonably, consider that there is a significant risk that the Borrower, the Shareholder, any of the Guarantors or the Corporate Guarantor is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:

(a)           the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)            serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)           serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)          take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)           the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law.

Termination of Commitments

On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

Multiple notices; action without notice

The Agent may serve notices under Clauses 19.2(a)(i) or 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, each Swap Counterparty, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

Creditor Party rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparties under a Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)           for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)           as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

Relevant Persons

In this Clause 19, a “Relevant Person” means the Borrower, a Security Party, and any company which is a subsidiary of the Borrower or a Security Party or of which the Borrower or a Security Party is a subsidiary; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

Interpretation

In Clause 19.1(g) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(h) “petition” includes an application.

Position of Swap Counterparties

Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19  to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.

FEES AND EXPENSES

Drop dead, arrangement, commitment and fees

The Borrower has paid or shall pay (as applicable) to the Agent:

(a)           on 8 August 2014 a non-refundable drop-dead fee in an amount equal to 0.10 per cent. of the Total Commitments, being the date on which the Agent confirmed that credit approval for the Lenders executing the Amended and Restated Loan Agreement the had been obtained;

(b)           a non-refundable arrangement fee in an amount equal to 1.00 per cent. of the Total Commitments due and payable on 11 August 2014 (being the date of acceptance by the Borrower of the Agent’s commitment letter setting out the terms of the Amended and Restated Loan Agreement) but in any event not prior to the IPO Provided that if the drop dead referred to in paragraph (a) above has been paid by the time that the arrangement fee becomes payable, the arrangement fee shall be reduced to an amount equal to 0.90 per cent. of the Total Commitments; and

(c)           a commitment fee at the rate of 1.35 per cent. per annum on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments payable quarterly in arrears during the period commencing on the date of the IPO or 31 August 2014 (whichever is earlier) and ending on the Effective Date, such commitment fee to be payable quarterly in arrears and on the last day of that period.

For the avoidance of doubt, the arrangement fee referred to in paragraph (b) above shall not be payable if the IPO does not proceed.

Costs of negotiation, preparation etc.

The Borrower shall pay to the Agent promptly the amount of all expenses reasonably incurred by the Agent or the Security Trustee in connection with the negotiation,

preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

Costs of variations, amendments, enforcement etc.

The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses (in the case of paragraph (a) below, reasonably) incurred by a Creditor Party in connection with:

(a)           any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)           any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)           the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)           any step taken by the Lender or the Swap Bank concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

Documentary taxes

The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

INDEMNITIES

Indemnities regarding borrowing and repayment of Loan

The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)           [an Advance not continuing being made available on the Effective Date for any reason other than a default by a Lender;]

(b)           the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)           any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7); and

(d)           the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

Breakage costs

Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)           in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)           in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

Miscellaneous indemnities

The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)           any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)           any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

Currency indemnity

If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)           making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)           obtaining an order or judgment from any court or other tribunal; or

(c)           enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

Application to Master Agreements

For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

Future indemnity liabilities

Any future indemnification liabilities under this Clause 21 or any other provision of this Agreement or any other Finance Document or a Master Agreement shall survive (as shall the liability of the Borrower, the Guarantors and the Corporate Guarantor for the same) up to a maximum period of two years Provided that if such liability has arisen during the Security Period, it shall survive the end of the aforementioned two-year period.

NO SET-OFF OR TAX DEDUCTION

No deductions

All amounts due from the Borrower under a Finance Document shall be paid:

(a)           without any form of set-off, counter-claim or condition; and

(b)           free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

Grossing-up for taxes

If the Borrower is required by law to make a tax deduction from any payment:

(a)           the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)           the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)           the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

Evidence of payment of taxes

Within 2 months after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

Exclusion of tax on overall net income

In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except (i) tax on a Creditor Party’s overall net income and (ii) a FATCA Deduction.

Application to Master Agreements

For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

FATCA Information

(a)           Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)            confirm to that other Party whether it is:

(A)          a FATCA Exempt Party; or

(B)          not a FATCA Exempt Party;

(ii)           supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)          supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)           If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)           Paragraph (a) above shall not oblige any Creditor Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)            any law or regulation;

(ii)           any fiduciary duty; or

(iii)          any duty of confidentiality.

(d)           If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

FATCA Deduction and gross-up by Obligor

(a)           If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)           If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)           The Borrower shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Creditor Party shall notify the Agent on becoming so aware in respect of a payment payable to that Creditor Party. If the Agent receives such notification from a Creditor Party it shall notify the Borrower and that Obligor.

(d)           Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Agent for the Creditor Party entitled to the payment evidence reasonably satisfactory to that Creditor Party that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

FATCA Deduction by a Creditor Party

(a)           Each Creditor Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Creditor Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Creditor Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Agent.

(b)           If the Agent is required to make a FATCA Deduction in respect of a payment to a Creditor Party which relates to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(c)           The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Creditor Party which relates to a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Borrower, the relevant Obligor and the relevant Creditor Party.

(d)           The relevant Obligor shall (within three Business Days of demand by the Agent) pay to a Creditor Party an amount equal to the loss, liability or cost which that Creditor Party determines will be or has been (directly or indirectly) suffered by that Creditor Party as a result of another Creditor Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)           A Creditor Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(f)            A Creditor Party must, on receiving a payment from an Obligor under this Clause, notify the Agent.

ILLEGALITY, ETC

Illegality

This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)           unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)           contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

Notification of illegality

The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

Notification and effect of illegality

On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

Mitigation

If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)           have an adverse effect on its business, operations or financial condition; or

(b)           involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)           involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

INCREASED COSTS

Increased costs

This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)           the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)           complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) in effect on or which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

Meaning of “increased cost”.

In this Clause 24, “increased cost” means, in relation to a Notifying Lender (or a parent company of it):

(a)           an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)           a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)           an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution;

(d)           a liability to make a payment which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement; or

(e)           the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the “Basel II Accord”) or any other  law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel II Accord as well as “the international framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010 (“Basel III Accord”) or any other law or regulation implementing the Basel III Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel III Accord and in both case as from time to time implemented by the Notifying Lender (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company), but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

Notification to Borrower of claim for increased costs

The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1. Each Notifying Lender shall, as soon as practicable after a request by the Agent, confirm the amount of its increased costs to the Agent.

Payment of increased costs

The Borrower shall pay to the Agent, within 30 days from the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

Notice of prepayment

If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days’ notice of their intention to prepay the Notifying Lender’s Contribution.

Prepayment

A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)           on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)           on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

Application of prepayment

Clause 8 shall apply in relation to the prepayment.

SET-OFF

Application of credit balances

Each Creditor Party may without prior notice:

(a)           apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)           for that purpose:

break, or alter the maturity of, all or any part of a deposit of the Borrower;

(i)            convert or translate all or any part of a deposit or other credit balance into Dollars; and

(ii)           enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

TRANSFERS AND CHANGES IN LENDING OFFICES

Transfer by Borrower

The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

Transfer by a Lender

Subject to Clause 26.4, a Lender (the “Transferor Lender”) may at any time, with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), cause:

(a)           its rights in respect of all or part of its Contribution; or

(b)           its obligations in respect of all or part of its Commitment; or

(c)           a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 3 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender,

Provided that the Borrower’s consent shall not be required if the Transferor Lender is a Lender (or an affiliate of a Lender) at the time of transfer or if an Event of Default has occurred and is continuing at that time.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(i)                                     sign the Transfer Certificate on behalf of itself, the Security Parties, the Security Trustee, each of the other Lenders and each of the Swap Banks and:

(A)                               if at the time of transfer, the Transferor Lender is a Lender (or an affiliate of a Lender) or if an Event of Default has occurred and is continuing, sign the Transfer Certificate on behalf of the Borrower; or

(B)                               in any other case, send the Transfer Certificate to the Borrower for execution Provided that if the Borrower does not return the signed Transfer Certificate within 3 Business Days, the Agent shall be entitled to sign such Transfer Certificate on their behalf;

(ii)                                on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(iii)                             send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.

No transfer without Transfer Certificate

Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)                                 to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)                                 the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)                                  the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)                                 the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)                                  any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)                                   the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)                                  in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days’ prior notice.

Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

Authorisation of Agent to sign Transfer Certificates

The Security Trustee, each Lender, each Swap Bank and (subject to Clause 26.3 (d)(i)) the Borrower irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

Disclosure of information

A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document unless the information is clearly of a confidential nature or price sensitive.

Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)                                 the date on which the Agent receives the notice; and

(b)                                 the date, if any, specified in the notice as the date on which the change will come into effect.

Notification

On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

Replacement of Reference Bank

If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                                 any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)                                 in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

(c)                                  except that no such charge, assignment or Security Interest shall:

(i)                                   release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)                                require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

No additional costs

If at the time of, or immediately after, any transfer by a Lender of any part of its rights, benefits and/or obligations under this Agreement, or any change in the office through which a Lender lends for the purposes of this Agreement or a Lender’s re-organisation under Clause 26.6, the Borrower would be obliged to pay to the Transferee Lender or the successor (as defined in Clause 26.6) or (in the case of a change of lending office) such Lender under Clauses 5.7, 22.2 or 24.1 any sum in excess of the sum (if any) which it would have been obliged to pay to such Lender under the relevant clauses in the absence of such transfer, re-organisation or change of office, the Borrower shall not be obliged to pay that excess Provided that the provisions of this Clause 0 do not apply if at the relevant time any Event of Default has occurred which is continuing.

VARIATIONS AND WAIVERS

Variations, waivers etc. by Majority Lenders

Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender and every Swap Bank”:

(a)                                 a reduction in the Margin;

(b)                                 a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)                                  an increase in any Lender’s Commitment;

(d)                                 a change to the definition of “Majority Lenders”;

(e)                                  a change to Clause 3 or this Clause 27;

(f)                                   any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)                                  any other change or matter in respect of which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)                                 a provision of this Agreement or another Finance Document; or

(b)                                 an Event of Default; or

(c)                                  a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)                                 any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

NOTICES

General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, fax or e-mail; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

Addresses for communications

A notice by letter, fax or e-mail shall be sent:

(a) to the Borrower:	c/o Empire Navigation Inc.
88 Vouliagmenis Avenue
Elliniko — Athens
167 77, Greece
Fax: +30 2109604210,
E-mail: legal@empirenavigation.com
FAO: Theodore Kokkinis

(b) to a Lender:	At the address below its name in Schedule 1 or a Swap Bank Schedule 2 or (as the case may require) in the relevant Transfer Certificate.

(c) to the Agent:	St. Alban-Graben 1-3
4002 Basel
Switzerland
Fax No: +41 61 266 79 39
Email: [•]

FAO: Ship Finance
(Attn: Mr Joerg Remde)

(d) to the Security Trustee:
St. Alban-Graben 1-3
4002 Basel
Switzerland
Fax No: +41 61 266 79 39
Email: [•]
FAO: Ship Finance
(Attn: Mr Joerg Remde)

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, the Swap Banks and the Security Parties.

Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)                                 a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)                                 a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)                                 on a day which is not a business day in the place of receipt; or

(b)                                 on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)                                 the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)                                 in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

Electronic communication

The Creditor Parties and the Borrower, agree that information may be sent via e-mail to each other, and to (or from) third parties involved in the provision of services. In particular, the Borrower is aware that:

(a)                                 the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

(b)                                 the information can be changed and manipulated by a third party;

(c)                                  the sender’s identity (sender of the e-mail) can be assumed or otherwise manipulated;

(d)                                 the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time;

(e)                                  the Creditor Parties assume no liability for any loss incurred as a result of manipulation of the e-mail address or content nor is it liable for any loss incurred by the Borrower and any other Relevant Persons due to interruptions and delays in transmission caused by technical problems.

The Creditor Parties are entitled to assume that all the orders and instructions, and communications in general, received from the Borrower or a third party are from an authorised individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to the Agent. The Borrower shall further procure that all third parties referred to herein agree with the use of e-mails and are aware of the above terms and conditions related to the use of e-mail.

English language

Any notice under or in connection with a Finance Document shall be in English.

Meaning of “notice”

In this Clause 28, “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

SUPPLEMENTAL

Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)                                 cumulative;

(b)                                 may be exercised as often as appears expedient; and

(c)                                  shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

Counterparts

A Finance Document may be executed in any number of counterparts.

Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

Disclosure

The Borrower authorises any Creditor Party and (subject to any confidentiality obligations or confidentiality restrictions arising from Swiss law or other applicable banking secrecy and data protection legislation) the Creditor Parties authorise the Borrower to disclose all information related or connected to:

(a)                                 the Ship or any other vessel owned or operated by a Security Party;

(b)                                 the negotiation, drafting and content of this Agreement, the Finance Documents and any Master Agreement;

(c)                                  the Loan; or

(d)                                 any Security Party,

to any service provider (included but not limited to professional advisers, auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisers and brokers) or other party (including, without limitation, the U.S. Securities and Exchange Commission) which the Borrower or (as the case may be) that Creditor Party may deem necessary in connection with this Agreement or any other Finance Document (including, without limitation, any Master Agreement), or the protection or (in the case of a Creditor Party) enforcement of its rights thereunder (including, but not limited to, any person or affiliate of that Creditor Party in Switzerland or elsewhere).

The Borrower hereby releases each Creditor Party and each of its or their officers, directors, employees, head office, professional advisers, auditors and representatives (together, “the Disclosing Party”) from any confidentiality obligations or confidentiality restrictions arising from Swiss law or other applicable banking secrecy and data protection legislation which would prevent a Disclosing Party from disclosing any information in accordance with Clause 29.5.

CONFIDENTIALITY

30.0                        Confidential Information

Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 29.5 and 30.1 and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

30.1                       Disclosure of Confidential Information

Any Creditor Party may disclose:

(a)                                 to any of its affiliates and any of its or their officers, directors, employees, professional advisers, auditors  and representatives such Confidential Information as that Creditor Party shall consider appropriate (acting reasonably) if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)                                 to any person:

(i)                                     to  whom it assigns or transfers (or may intend to assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents (in accordance with the terms thereof) or which succeeds (or which may potentially succeed) it as Agent or Security Trustee and, in each case, to any of that person’s affiliates, representatives and professional advisers;

(ii)                                  with whom it enters into, whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person’s affiliates, representatives and professional advisers;

(iii)                               appointed by any Creditor Party or by a person to whom sub-paragraphs (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)                              who invests in or otherwise finances (or may intend to invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)                                 to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)                              to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)                           to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 0 provided that such person to whom Confidential Information is to be given pursuant to this paragraph (vii) is informed in writing;

(viii)                        who is a Party, a member of the Group or any related entity of the Borrower;

(ix)                              as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)                                 with the consent of the Corporate Guarantor;

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)                               in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)                               in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)                               in relation to sub-paragraphs (v) and (vi) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances;

(c)                                  to any person appointed by that Creditor Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With  Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Creditor Party;

(d)                                 to any person as may be required for the protection or enforcement of the Creditor Parties’ rights under this Agreement and the other Finance Documents; and

(e)                                  with the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed) to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Security Parties if the rating agency to whom the Confidential Information is to be given has entered a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Creditor Party.

30.2                       Entire agreement

Clause 29.5 and this Clause 30 constitute the entire agreement between the Parties in relation to the obligations of the Creditor Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.3                       Inside information

Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose.

30.4                       Notification of disclosure

Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)                                 of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 30.1 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)                                 upon becoming aware that Confidential Information has been disclosed in breach of this Clause 0.

30.5                       Continuing obligations

The obligations in this Clause 0 are continuing and, in particular, shall survive and remain binding on each Creditor Party for a period of 12 months from the earlier of:

(a)                                 the date on which all amounts payable by the Security under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)                                 the date on which such Creditor Party otherwise ceases to be a Creditor Party.

LAW AND JURISDICTION

English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

Exclusive English jurisdiction

Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

Choice of forum for the exclusive benefit of the Creditor Parties

Clause 0 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)                                 to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)                                 to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

Process agent

The Borrower irrevocably appoints Empire Navigation (UK) Limited at their office for the time being, presently at 61 Brompton Road, 1st Floor, Knightsbridge, London SW3 1DP,  to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

Creditor Party rights unaffected

Nothing in this Clause 0 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

Meaning of “proceedings”

In this Clause 0, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)

CREDIT SUISSE AG	Paradeplatz 8	11,300,000
	8001 Zurich, Switzerland

	acting through its office at
	St. Alban-Graben 1-3
	4002 Basel
	Switzerland

	Fax No: +41 61 266 79 39

	FAO: Ship Finance
	(Attn: Mr Joerg Remde)

SCHEDULE 2

SWAP BANKS

Swap Bank	Booking Office

CREDIT SUISSE AG	Paradeplatz 8
8001 Zurich, Switzerland

acting through its office at
Uetlibergstrasse 23
8070 Zurich
Switzerland

Fax No: +41 61 266 79 39

Email: [•]

FAO: Ship Finance
(Attn: Mr Joerg Remde)

SCHEDULE 3

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:                             [Name of Agent] for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[•]

1                                         This Certificate relates to a Loan Agreement (the “Loan Agreement”) dated [•] 2014 and made between (1) Britto Shipping Company Limited (the “Borrower”), (2) the banks and financial institutions listed in schedule 1 thereto as Lenders, (3) the banks and financial institutions listed in schedule 2 thereto as Swap Banks, (4) Credit Suisse AG as Agent and (5) Credit Suisse AG as Security Trustee for a term loan facility of up to US$11,300,000.

2                                         In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties”  means the Agent, the Borrower, each Security Party, the Security Trustee and each Lender and each Swap Bank;

“Transferor”  means [full name] of [lending office]; and

“Transferee”  means [full name] of [lending office].

3                                         The effective date of this Certificate is [•]  Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4                                         The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [•] per cent. of its Contribution, which percentage represents $[•].

5                                         By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].

6                                        The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7                                         The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8                                         The Transferor:

(a)                                 warrants to the Transferee and each Relevant Party that:

(i)                                     the Transferor has full capacity to enter intfo this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)                                  this Certificate is valid and binding as regards the Transferor;

(b)                                 warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)                                  undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9                                         The Transferee:

(a)                                 confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)                                 agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender or any Swap Bank in the event that:

(i)                                   any of the Finance Documents prove to be invalid or ineffective;

(ii)                                the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)                             it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or Security Party under the Finance Documents;

(c)                                  agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)                                 warrants to the Transferor and each Relevant Party that:

(i)                                   it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)                                this Certificate is valid and binding as regards the Transferee; and

(e)                                 confirms the accuracy of the administrative details set out below regarding the Transferee.

10                                  The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11                                  The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself

as Agent and for every other Relevant Party [other than the Borrower]

[Name of Agent]

By:

Date:

[BRITTO SHIPPING COMPANY LIMITED

[Name of Transferor]

By:

Date:                         ]

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
(Loan Administration Department):

Telephone:

Fax:

Contact Person
(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:                  This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction.  It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

EXECUTION PAGES

BORROWER

SIGNED by	)
)
for and on behalf of	)
BRITTO SHIPPING COMPANY	)
LIMITED	)
in the presence of:	)

LENDERS

SIGNED by	)
)
for and on behalf of	)
CREDIT SUISSE AG	)
in the presence of:	)

AGENT

SIGNED by	)
)
for and on behalf of	)
CREDIT SUISSE AG	)
in the presence of:	)

SECURITY TRUSTEE

SIGNED by	)
)
for and on behalf of	)
CREDIT SUISSE AG	)
in the presence of:	)

SWAP BANK

SIGNED by	)
)
for and on behalf of	)
CREDIT SUISSE AG	)
in the presence of:	)